Exhibit 99.1

JPMorgan Chase & Co. 383 Madison Avenue, New York, NY 10179-0001 NYSE symbol: JPM www.jpmorganchase.com

News release: IMMEDIATE RELEASE

JPMorganChase Announces New Responsibilities for Senior Leaders

New York, January 14, 2025 – JPMorgan Chase today announced new responsibilities for several senior executives as it continues to build on its leadership positions across global financial services.

Daniel Pinto, President and Chief Operating Officer, who has served the firm for more than 40 years, has informed Chairman and Chief Executive Officer Jamie Dimon of his decision to retire at the end of 2026. Pinto will relinquish his responsibilities as President and COO as of June 30, 2025. This will allow him to effectively transition those responsibilities in the coming months. He will continue to serve the company as Vice Chairman of JPMorgan Chase working closely with and advising the CEO and other senior executives on key projects, client relationships and complex issues facing the firm.

Jennifer Piepszak, Co-Chief Executive Officer of the Commercial & Investment Bank (CIB), has been named Chief Operating Officer of the company, effective immediately, working closely with Pinto over the next few months. In this role, Piepszak will manage and coordinate all Technology, Operations, Chief Administrative Office, Data & Analytics, Corporate Strategy and Diversity, Equity & Inclusion across the company, as well as overseeing the firm’s Global Corporate Centers in India and the Philippines, which employ more than 80,000 professionals.

Doug Petno, Co-head of Global Banking, will succeed Piepszak as Co-Chief Executive Officer of the CIB, partnering with current CIB Co-CEO, Troy Rohrbaugh, to manage the business. John Simmons, head of Commercial Banking, will succeed Petno and join Filippo Gori as the new Co-head of Global Banking, both reporting to Petno and Rohrbaugh.

Marianne Lake, CEO of Consumer and Community Banking, and Mary Erdoes, CEO of Asset & Wealth Management, will continue in their roles, and along with Pinto, Piepszak, Petno, and Rohrbaugh, will report solely to Jamie Dimon. All Corporate functions will be managed jointly by Piepszak and Dimon.

Dimon said, “Daniel Pinto has done a truly exceptional job in every role he has played at our firm. I can’t thank him enough for his partnership and outstanding stewardship as President and COO, and for building the best, most respected Corporate & Investment Bank in the world. Professionally, Daniel has been an outstanding business leader, who has nurtured many of our top senior leaders and contributed to the success of businesses across the firm. Daniel is a first-class person who I am proud to call a friend, and he has made a truly significant impact on our company for more than 40 years. I’m thrilled he will continue to support and advise us.”

Pinto added, “I am very proud of the team here at JPMorgan Chase, the company we have built and all we have achieved along the way. I will continue to support our company in any way I can and am excited about the firm’s bright future. I want to thank Jamie and the company for these extraordinary leadership opportunities throughout my career. I deeply value the support, counsel and friendship he has provided me over the years.”

Dimon continued, “We are fortunate to have developed an exceptional team of world-class executives, each of whom has contributed significantly to the success of our company. I want to congratulate Jennifer, Doug and John on their expanded roles. I have never been more proud and optimistic about our company, in large part because of the extraordinary efforts of these leaders and our other members of the Operating Committee and executive team.”

Investor Contact:	Mikael Grubb	Media Contact:	Joseph Evangelisti
	212-270-2479		212-270-7438

JPMorgan Chase & Co. 383 Madison Avenue, New York, NY 10179-0001 NYSE symbol: JPM www.jpmorganchase.com

News release: IMMEDIATE RELEASE

JPMorgan Chase & Co. (NYSE: JPM) is a leading financial services firm based in the United States of America (“U.S.”), with operations worldwide. JPMorganChase had $4.2 trillion in assets and $346 billion in stockholders’ equity as of September 30, 2024. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing and asset management. Under the J.P. Morgan and Chase brands, the Firm serves millions of customers in the U.S., and many of the world’s most prominent corporate, institutional and government clients globally. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

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Investor Contact:	Mikael Grubb	Media Contact:	Joseph Evangelisti
	212-270-2479		212-270-7438